11568 Sorrento Valley Rd. Suite 13 San Diego, CA 92121 www.ecob.net

Eco Building Products, Inc. Releases Marketing Update

The Company reports new direct sales efforts as well as new social media marketing

San Diego, CA – July 28, 2017 – Eco Building Products, Inc., (PINK: ECOB). As previously reported, our subsidiary, WPT, is making solid progress, which should enable us to raise equity and, with the success of WPT, should come the opportunity to recapitalize Eco. We have growing sales in WPT and have added to our direct sales efforts. Discussions are underway with additional and substantial prospective customers.

We recently added a new element to our marketing efforts to disseminate our news through various social media outlets. This is not a machine led, robo-messaging service, although there are some paid-for-clicks ads being placed. This is from real people who care about our message, disseminating real news. Our objective is to touch a wider audience of customers, influencers and investors with the news that we have, not news that is fabricated. I have on a number of occasions been asked why we don’t put out more “news” and the answer is simply that, unless we deem something newsworthy, we won’t. So instead, we would rather do a better job of sharing what we do have so that we create an informed community of Eco and WPT followers.

In just a short period of time, the results are impressive. Our website traffic has doubled and we have even entertained new customers that literally knocked on our front door. Thank you.

From the investor community, we are receiving repeated requests for direction regarding dilution and the potential for another reverse split. We have little control over the former because of our outstanding convertible debt and will not opine on the latter, except to say that we have no immediate plans for a reverse split. We encourage our current investors and new or prospective investors to review our SEC filings to gain a thorough understanding of our capital structure, as well as to review our press releases which provide insight into recent trends. All of our filings are available on our website at www.ecob.net.

About Eco Building Products, Inc.

Eco Building Products, Inc. (Eco) is a manufacturer of proprietary, environmentally conscientious chemistry utilizing patent pending ECOB WoodSurfaceFilm™ and FRC™ technology (Fire Retardant Coating). Eco’s products protect against fire, mold/mycotoxins, fungal-decay, wood ingesting insects and termites. Eco is headquartered in San Diego, CA and goes to market through licensed Affiliates nationwide.

11568 Sorrento Valley Rd. Suite 13 San Diego, CA 92121 www.ecob.net

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact

Eco Building Products, Inc.

Phone: 1 (858.780.4747)

Email: info@ecob.net

Web Site: www.ecob.net